UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________________________________________
FORM 8-K
___________________________________________________________

Current Report
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
November 3, 2014

__________________________________________________________

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	72-1440714 (I.R.S. Employer Identification No.)
400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

___________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On November 3, 2014, PetroQuest Energy, Inc. (the "Company") announced net income available to common stockholders for the quarter ended September 30, 2014 was $4,671,000, or $0.07 per share, compared to third quarter 2013 net income available to common stockholders of $383,000, or $0.01 per share. For the first nine months of 2014, the Company reported net income available to common stockholders of $24,306,000, or $0.37 per share, compared to net income available to common stockholders of $6,652,000, or $0.10 per share, for the 2013 period.
Discretionary cash flow for the third quarter of 2014 was $30,438,000, as compared to $26,717,000 for the comparable 2013 period. Net cash flow provided by operating activities totaled $23,177,000 and $12,294,000 during the third quarters of 2014 and 2013, respectively. For the first nine months of 2014, discretionary cash flow was $100,079,000, as compared to discretionary cash flow of $65,158,000 for the first nine months of 2013. Net cash flow provided by operating activities totaled $125,861,000 and $32,909,000 during the first nine months of 2014 and 2013, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Production for the third quarter of 2014 was 11.6 Bcfe, compared to 10.9 Bcfe for the comparable period of 2013. Third quarter 2014 production was the highest quarterly production in the Company's history. For the first nine months of 2014, production was 32.1 Bcfe, compared to 27.8 Bcfe for the comparable period of 2013. Oil and NGL volumes made up approximately 30% of third quarter 2014 production as compared to 23% in the third quarter of 2013.
Oil volumes for the third quarter of 2014 were negatively impacted by extended downtime from a third party pipeline servicing Ship Shoal 238 and facilities work at West Delta 89 and La Cantera. Ship Shoal 238 and West Delta 89 have been returned to full production.
Stated on an Mcfe basis, unit prices including the effects of hedges for the third quarter of 2014 were $4.88 per Mcfe, as compared to $5.10 per Mcfe in the third quarter of 2013. For the first nine months of 2014, unit prices including the effects of hedges, were $5.52 per Mcfe, as compared to $4.66 per Mcfe for the first nine months of 2013. Oil and gas sales during the third quarter of 2014 were $56,486,000, as compared to $55,578,000 in the third quarter of 2013. For the first nine months of 2014, oil and gas sales were $177,033,000 compared to oil and gas sales of $129,630,000 for the first nine months of 2013.
Lease operating expenses (“LOE”) for the third quarter of 2014 increased to $13,019,000, as compared to $12,652,000 in the third quarter of 2013. LOE per Mcfe decreased to $1.13 during the third quarter of 2014, as compared to $1.16 in the third quarter of 2013. For the first nine months of 2014, lease operating expenses increased to $1.17 per Mcfe from $1.12 per Mcfe in the comparable period of 2013. The increase in per unit lease operating expenses for the nine month period is primarily due to an increase in expensed workovers during the 2014 period as compared to the 2013 period.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the third quarter of 2014 was $1.89 per Mcfe, as compared to $2.03 per Mcfe in the third quarter of 2013. For the first nine months of 2014, DD&A on oil and gas properties was $1.98 per Mcfe compared to $1.76 per Mcfe for the comparable period of 2013. The  increase in the per unit DD&A rate for the nine month period is primarily the result of the July 2013 Gulf of Mexico acquisition, which had a higher cost per unit as compared to our overall amortization base.
Interest expense for the third quarter of 2014 decreased to $7,050,000, as compared to $8,071,000 in the third quarter of 2013. For the first nine months of 2014, interest expense was $22,066,000, compared to $14,051,000 for the comparable period of 2013. The increase in interest expense during the nine month 2014 period was primarily the result of the issuance of $200 million of 10% senior notes due 2017 in July 2013 to finance the Gulf of Mexico acquisition.
General and administrative expenses during the quarter and nine months ended September 30, 2014 totaled $6,319,000 and $19,028,000, respectively, as compared to expenses of $9,132,000 and $20,199,000 during the comparable 2013 periods. General and administrative expenses during the 2013 periods included approximately $4 million in acquisition related costs associated with the Gulf of Mexico acquisition in July 2013. General and administrative expenses included non-cash sharebased compensation expenses of $1,309,000 and $1,325,000 during the third quarters of 2014 and 2013, respectively, and $4,025,000 and $3,105,000 for the respective nine month periods ended September 30, 2014 and 2013.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and nine month periods ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Production:
Oil (Bbls)	170,014	219,402	642,511	460,822
Gas (Mcf)	8,153,145	8,351,200	23,033,254	21,519,550
Ngl (Mcfe)	2,397,236	1,238,719	5,186,794	3,560,179
Total Production (Mcfe)	11,570,465	10,906,331	32,075,114	27,844,661
Avg. Daily Production (Mmcfe/d)	125.8	118.5	117.5	102.0
Sales:
Total oil sales	$16,670,934	$23,663,415	$64,279,648	$48,831,937
Total gas sales	29,109,608	25,009,383	87,469,799	61,980,015
Total ngl sales	10,705,208	6,905,048	25,283,882	18,818,166
Total oil and gas sales	$56,485,750	$55,577,846	$177,033,329	$129,630,118
Average sales prices:
Oil (per Bbl)	$98.06	$107.85	$100.04	$105.97
Gas (per Mcf)	3.57	2.99	3.80	2.88
Ngl (per Mcfe)	4.47	5.57	4.87	5.29
Per Mcfe	4.88	5.10	5.52	4.66

The above sales and average sales prices include increases (reductions) to revenue related to the settlement of gas hedges of $337,000 and $767,000, Ngl hedges of $28,000 and $5,000 and oil hedges of ($125,000) and ($538,000) for the three months ended September 30, 2014 and 2013, respectively. The above sales and average sales prices include increases (reductions) to revenue related to the settlement of gas hedges of ($4,802,000) and $422,000, Ngl hedges of $28,000 and $5,000, and oil hedges of ($1,231,000) and ($684,000) for the nine months ended September 30, 2014 and 2013, respectively.
Operations Update
East Texas
The Company drilled and completed 6 gross horizontal Cotton Valley wells in 2014. The following table summarizes the extended gross production (MMcfe/d) from each well:

2014 Wells	Reported 24 Hour Rate	30 Day Average Rate	60 Day Average Rate	90 Day Average Rate
PQ #10	10,711	9,913	9,117	8,959
PQ #11	7,897	6,737	N/A	N/A
PQ #12	11,741	10,177	8,775	7,659
PQ #13	12,294	13,800	13,439	13,683 *
PQ #14	13,522	14,548	13,672	12,073 *
PQ #15	11,392	13,615	13,518	13,144 *
* PQ #13 - 82 day average rate, PQ #14 - 84 day average rate, PQ #15 - 78 day average rate
The Company recently completed its PQ #11 horizontal Cotton Valley well (NRI - 42%). The well achieved a maximum 24-hour gross rate of 5,758 Mcf of gas and 357 barrels of natural gas liquids. During completion operations a mechanical issue was discovered in the lateral section of the casing. Several attempts were made to resolve the issue, but were not entirely successful. As a result, the Company believes that only 10 of the 14 stages are effectively contributing in this well.

Based on the production profile exceeding Company expectations, the Company recently moved a rig back into the Carthage field and expects to commence the drilling of its PQ#16 (WI - 100%) well this week.
Woodford
The Company recently established production on three new wells in its West Relay field. These three wells (average NRI - 37%) achieved an average maximum 24-hour gross rate of 2,100 Mcf of gas and 365 barrels of natural gas liquids per well. The Company estimates that the average per well gross cost for these three wells was approximately $3.9 million compared to the average per well gross cost of approximately $5 million for its North Relay field development. In addition, the Company recently completed a four well pad (average WI - 44%) which is in the early stages of flowback.The Company plans to bring on 13 wells during the fourth quarter in addition to the three wells reported above. The Company has two rigs running in its liquids rich West Relay field and one rig running in its Hoss field relative to its dry gas joint venture drilling program.
Gulf Coast
At the Thunder Bayou prospect, the Company is currently drilling at approximately 18,000 feet. The prospect has a proposed total depth of 21,000 feet, which the Company expects to reach during the fourth quarter of 2014. The Company has an approximate 50% working interest in this high impact prospect.
4th Quarter 2014 Guidance
The Company previously initiated fourth quarter 2014 guidance assuming La Cantera facility work would be completed in September and total gross field production would be restored to approximately 110 MMcfe/d (16.5 MMcfe/d, net). Continued facility work has resulted in a reduction to fourth quarter estimated La Cantera volumes to 60 MMcfe/d (7.5 MMcfe/d, net). While La Cantera production volumes are forecasted to be reduced during the fourth quarter of 2014, the Company does not expect this to impact its original estimate for reserve recovery. In addition, initial production was later than expected on two recent pads in the Company's West Relay field. As a result, the Company provides the following update to fourth quarter guidance:

Guidance for
Description	4th Quarter 2014

Production volumes (MMcfe/d)	122 - 128

Percent Gas	70%
Percent Oil	10%
Percent NGL	20%

Expenses:
Lease operating expenses (per Mcfe)	$1.10 - $1.20
Production taxes (per Mcfe)	$0.10 - $0.15
Depreciation, depletion and amortization (per Mcfe)	$1.90 - $2.00
General and administrative (in millions) (1)	$6.0 - $6.5
Interest expense (in millions)	$7.0 - $7.5

(1) Includes non-cash stock compensation estimate of $1.1 million.

Management Statement

“Our 2014 Cotton Valley results have greatly exceeded our pre-drill expectations and we are looking forward to a more robust drilling program in this area for the foreseeable future,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. "With only six Cotton Valley wells contributing to this year's program, we grew our total Carthage estimated proved reserves and production by 94% and 195%, respectively, from December 31, 2013, which speaks volumes for the growth potential of this liquids rich asset. Additionally, we are nearing total depth on our Thunder Bayou prospect which could have a significant impact on the Company's 2015 growth profile."

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate” and similar references to future periods. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to integrate our acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, our ability to realize the anticipated benefits from the Fleetwood joint venture, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets (unaudited)
(Amounts in Thousands)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,403	$9,153
Revenue receivable	24,215	26,568
Joint interest billing receivable	25,163	26,556
Derivative asset	1,387	521
Prepaid drilling costs	522	477
Other current assets	6,823	8,132
Total current assets	63,513	71,407
Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	2,151,119	2,035,899
Unevaluated oil and gas properties	128,217	98,387
Accumulated depreciation, depletion and amortization	(1,624,980)	(1,553,044)
Oil and gas properties, net	654,356	581,242
Other property and equipment	14,887	13,993
Accumulated depreciation of other property and equipment	(9,952)	(8,901)
Total property and equipment	659,291	586,334
Derivative asset	132	—
Other assets, net of accumulated amortization of $7,295 and $5,689, respectively	6,501	9,449
Total assets	$729,437	$667,190
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$47,979	$47,341
Advances from co-owners	16,850	969
Oil and gas revenue payable	27,224	22,664
Accrued interest and preferred stock dividend	4,090	12,909
Asset retirement obligation	1,426	3,113
Derivative liability	106	1,617
Accrued acquisition cost	9,920	—
Other accrued liabilities	11,744	8,924
Total current liabilities	119,339	97,537
Bank debt	72,500	75,000
10% Senior Notes	350,000	350,000
Asset retirement obligation	47,398	45,423
Derivative liability	14	—
Accrued acquisition cost	10,000	—
Other long-term liability	127	135
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 64,412 and 63,664 shares, respectively	64	64
Paid-in capital	285,394	280,711
Accumulated other comprehensive income (loss)	879	(1,096)
Accumulated deficit	(156,279)	(180,585)
Total stockholders’ equity	130,059	99,095
Total liabilities and stockholders’ equity	$729,437	$667,190

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Oil and gas sales	$56,486	$55,578	$177,033	$129,630
Expenses:
Lease operating expenses	13,019	12,652	37,445	31,208
Production taxes	1,709	1,248	4,678	3,757
Depreciation, depletion and amortization	22,294	22,475	64,424	49,882
General and administrative	6,319	9,132	19,028	20,199
Accretion of asset retirement obligation	724	543	2,223	1,203
Interest expense	7,050	8,071	22,066	14,051
	51,115	54,121	149,864	120,300
Other income:
Other income	198	185	602	500
Derivative income	—	45	—	202
	198	230	602	702
Income from operations	5,569	1,687	27,771	10,032
Income tax expense (benefit)	(389)	17	(389)	(474)
Net income	5,958	1,670	28,160	10,506
Preferred stock dividend	1,287	1,287	3,854	3,854
Net income available to common stockholders	$4,671	$383	$24,306	$6,652
Earnings per common share:
Basic
Net income per share	$0.07	$0.01	$0.37	$0.10
Diluted
Net income per share	$0.07	$0.01	$0.37	$0.10
Weighted average number of common shares:
Basic	64,265	63,096	64,073	62,936
Diluted	64,352	63,242	64,128	63,105

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$28,160	$10,506
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax benefit	(389)	(474)
Depreciation, depletion and amortization	64,424	49,882
Accretion of asset retirement obligation	2,223	1,203
Non-cash share-based compensation expense	4,025	3,105
Amortization costs and other	1,636	1,138
Non-cash derivative income	—	(202)
Payments to settle asset retirement obligations	(2,902)	(2,415)
Changes in working capital accounts:
Revenue receivable	2,353	(13,819)
Prepaid drilling costs	(45)	735
Joint interest billing receivable	1,279	13,612
Accounts payable and accrued liabilities	6,561	(11,781)
Advances from co-owners	15,881	(13,315)
Other	2,655	(5,266)
Net cash provided by operating activities	125,861	32,909
Cash flows from investing activities:
Investment in oil and gas properties	(133,048)	(261,707)
Investment in other property and equipment	(860)	(970)
Sale of oil and gas properties	8,564	18,915
Sale of unevaluated oil and gas properties	1,640	—
Net cash used in investing activities	(123,704)	(243,762)
Cash flows from financing activities:
Net proceeds (payments) for share based compensation	651	(379)
Deferred financing costs	(204)	(487)
Payment of preferred stock dividend	(3,854)	(3,854)
Proceeds from issuance of 10% Senior Notes	—	200,000
Deferred financing costs of 10% Senior Notes	—	(4,922)
Proceeds from bank borrowings	10,000	62,000
Repayment of bank borrowings	(12,500)	(37,000)
Net cash provided by (used in) financing activities	(5,907)	215,358
Net increase (decrease) in cash and cash equivalents	(3,750)	4,505
Cash and cash equivalents, beginning of period	9,153	14,904
Cash and cash equivalents, end of period	$5,403	$19,409
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$36,606	$19,479
Income taxes	$132	$11

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income	$5,958	$1,670	$28,160	$10,506

Reconciling items:
Deferred tax expense (benefit)	(389)	17	(389)	(474)
Depreciation, depletion and amortization	22,294	22,475	64,424	49,882
Non-cash derivative income	—	(45)	—	(202)
Accretion of asset retirement obligation	724	543	2,223	1,203
Non-cash share based compensation expense	1,309	1,325	4,025	3,105
Amortization costs and other	542	732	1,636	1,138
Discretionary cash flow	30,438	26,717	100,079	65,158
Changes in working capital accounts	(5,568)	(12,102)	28,684	(29,834)
Settlement of asset retirement obligations	(1,753)	(2,321)	(2,902)	(2,415)

Net cash flow provided by operating activities	$23,117	$12,294	$125,861	$32,909

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROQUEST ENERGY, INC.

Date:	November 3, 2014	/s/ J. Bond Clement
J. Bond Clement Executive Vice President, Chief Financial Officer (Authorized Officer and Principal Financial and Accounting Officer)